Exhibit 1.1

Number: BC1166724
BRITISH COLUMBIA

CERTIFICATE
OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that DRONE ACQUISITION CORP. was incorporated under the Business Corporations Act on June 1, 2018 at 03:50 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On June 1, 2018 CAROL PREST Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE